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                                                                   Exhibit 99(e)


                              EMPLOYMENT AGREEMENT
                              --------------------

                  AGREEMENT by and between McDonald & Company Securities, Inc., an Ohio corporation (the "Company"), KeyCorp, an Ohio Corporation ("KeyCorp") and Robert T. Clutterbuck (the "Executive"), dated as of the 14th day of June, 1998.

                  1. EMPLOYMENT PERIOD. Subject to the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of June 14, 1998 by and among McDonald & Company Investments, Inc. and KeyCorp (the "Merger Agreement"), the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement for the period commencing on the closing date of the transactions contemplated by the Merger Agreement (the "Commencement Date") and ending on the fifth anniversary thereof (the "Employment Period"), unless the Employment Period is renewed or terminated earlier in accordance with the terms hereof.

                  2. TERMS OF EMPLOYMENT. (a) POSITION AND DUTIES. (i) During the Employment Period, the Executive shall serve as the President and Chief Operating Officer of New McDonald (as defined below), with such authority, duties and responsibilities as are commensurate with such positions. During the Employment Period, the Executive shall report directly to William B. Summers, Jr., Henry Meyer or the Chief Executive Officer of KeyCorp. The term "New McDonald" shall include the following lines of business and the business relationships and management rights associated with such lines of business: (A) retail and institutional brokerage, (B) equity and fixed income trading and underwriting, (C) investment banking, (D) capital markets products, (E) loan syndication, (F) public finance, (G) venture capital, (H) mezzanine finance and
(I) clearing operations, in each case, as in existence at the Company and KeyCorp and its affiliates as of the date hereof and, to the extent integrated with such lines of business, as may be acquired by KeyCorp or its affiliates after the date hereof. The term "Capital Partners Group" shall include New McDonald and the following lines of business and the business relationships and management rights associated with such lines of business: (A) asset management,
(B) mutual funds, (C) institutional asset services, and (D) wealth management, in each case, as in existence at the Company and KeyCorp and its affiliates as of the date hereof and, to the extent integrated with such lines of business, as may be acquired by KeyCorp or its affiliates after the date hereof. In the event KeyCorp hereafter acquires (either directly or indirectly, through acquisition or merger) other entities with lines of business included within New McDonald, KeyCorp's decision not to integrate such hereafter acquired lines



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of business into New McDonald shall be subject to the Executive's consent, which shall not be unreasonably denied. As used herein, the terms "affiliates" and "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

                  (ii) During the Employment Period, the Executive shall serve on the management committee responsible for the long-term strategy and day-to-day management of the Capital Partners Group (the "Capital Partners Committee"). In addition, during the Employment Period, the Executive shall serve on the Board of Directors of the Section 20 Subsidiary and on the Compensation Committee of New McDonald (the "Compensation Committee"). For the period required, the Executive shall serve on the Integration Task Force of the Capital Partners Group.

                  (iii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and to use the Executive's reasonable best efforts to perform such responsibilities in a professional manner. It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. For purposes hereof, service on corporate boards pursuant to appointments after the date hereof shall be subject to the prior approval of KeyCorp, which shall not be unreasonably denied, and to KeyCorp's Code of Ethics. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Commencement Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Commencement Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

                  (b) MANAGEMENT AND OPERATIONS OF NEW MCDONALD AFTER THE MERGER. The name of the New McDonald business unit shall be McDonald Key Investments, and the headquarters shall be located in Cleveland, Ohio. During the Employment Period, the Executive, together with William B. Summers, Jr. and Yank Heisler as members of the Compensation Committee of New McDonald, will be responsible for establishing the aggregate and individual compensation levels for employees of New McDonald, in accordance with the compensation policies and practices established by the Compensation Committee, which shall be consistent with the historical compensation practices and policies of the Company and KeyCorp and in conformity with industry practice.



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                  (c) COMPENSATION. (i) BASE SALARY. During the Employment
Period, the Executive shall receive an annual base salary ("Annual Base Salary") in accordance with the compensation policies and practices established by the Compensation and Organization Committee of KeyCorp's Board of Directors, provided that in no event shall the Annual Base Salary be less than the annual base salary as in effect immediately prior to the Commencement Date.

                           (ii) ANNUAL BONUS. In addition to the Annual Base
Salary, the Executive shall be awarded an annual cash bonus (the "Annual Bonus"), determined by the Compensation and Organization Committee of KeyCorp's Board of Directors, provided that in no event shall the sum of the Annual Base Salary and Annual Bonus be less than $1.5 million for calendar years 1999, 2000 and 2001. The Annual Bonus shall be payable no later than March 1 of each calendar year ending during the Employment Period.

                           (iii) RETENTION PAYMENTS. (a) In addition to the
Annual Base Salary and Annual Bonus, the Executive shall be entitled to receive payments and awards from a $68,000,000 retention pool (the "Retention Pool") in an aggregate amount of $5 million (the "Aggregate Retention Amount"). The Retention Pool and the Aggregate Retention Amount shall be payable as to 44% of such amounts in cash and as to 56% of such amounts in non-qualified stock options to acquire shares of KeyCorp common stock (the "Retention Options"). The aggregate number of Retention Options to be granted as a percentage of the Retention Pool shall be determined as of the date hereof based on the Black-Scholes option pricing model at a .315 valuation (the "Valuation Method"). Retention Options with a value (based on the Valuation Method) equal to the non-cash portion of the Aggregate Retention Amount shall be granted to the Executive in two portions with at least one-half of such Retention Options granted on the Commencement Date and the remaining portion granted before January 31, 1999. The Retention Options (i) shall have an exercise price equal to the fair market value of KeyCorp common stock on the date of grant, (ii) shall have an option expiration date of ten years from the date of grant (the "Option Term"), (iii) shall vest as provided in paragraph (b) below and (iv) shall be exercisable after becoming vested during the periods provided in the KeyCorp Amended and Restated 1991 Equity Compensation Plan as in effect as of the date hereof, provided, however, that KeyCorp shall use its best efforts to obtain approval from KeyCorp's Compensation and Organization Committee to provide the Executive with a two-year post termination of employment exercise period, except upon a termination for Cause (as defined herein) or without Good Reason (as defined herein). In no event shall the Retention Options be exercisable beyond the Option Term.

                  (b) The Retention Pool and the Aggregate Retention Amount, including the Retention Options granted in satisfaction thereof (whether granted on the Commencement Date or otherwise),



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shall vest in the percentages, and be payable or exercisable, as the case may be, on the dates set forth below or if earlier as provided in the next following sentence:

                     Vesting &
                     Payment Date                                  Retention %
                     ------------                                  -----------

                     2nd Anniversary of
                        Commencement Date                               40
                     3rd Anniversary                                    20
                     4th Anniversary                                    20
                     5th Anniversary                                    20


If the Company shall terminate the Executive's employment other than for Cause, including by reason of the Executive's Disability (as defined herein), or the Executive shall terminate employment for Good Reason or due to his death, or upon the occurrence of circumstances constituting a breach of Section 2(a)(i) in a manner that would constitute Good Reason pursuant to Section 3(c)(A) but in which the Executive does not terminate his employment, the cash portion of the Aggregate Retention Amount and the Retention Options shall become fully vested and immediately payable or exercisable, as the case may be. If after the Commencement Date and prior to the January 1999 grant of the balance of the Retention Options, the Executive's employment terminates under any of the circumstances described in the preceding sentence (other than death), KeyCorp shall either make a cash payment or grant Retention Options equal to the balance of the Aggregate Retention Amount. In the event of the Executive's death after the Commencement Date and prior to the January 1999 grant of the balance of the Retention Options, the Executive's estate shall be entitled to receive a cash payment equal to the balance of the Aggregate Retention Amount in lieu of the Retention Options.

                  (iv) EMPLOYEE BENEFIT PLANS. During the Employment Period, the benefit plans, programs, policies and arrangements provided to the Executive shall be no less favorable, in the aggregate, than the benefit plans, programs, policies and arrangements in which the Executive was entitled to participate immediately prior to the Commencement Date.

                  (v) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive, in accordance with the policies of New McDonald.

                  (vi) INDEMNIFICATION/D&O INSURANCE. The Executive shall be indemnified by KeyCorp against claims arising in connection with the Executive's status as an employee, officer, director or agent of KeyCorp in accordance with KeyCorp's indemnity policies for its senior executives, subject to applicable law.



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                  (d) EMPLOYMENT LOCATION. During the Employment Period, the
Executive's principal place of employment shall be located no more than 20 miles from the Executive's principal place of employment at the date hereof.

                  3. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b)) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with New McDonald on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness or injury.

                  (b) CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                           (i) the continued and willful failure of the
Executive to perform substantially the Executive's duties with New McDonald (other than any such failure resulting from incapacity due to mental or physical illness or injury), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of KeyCorp (the "Board"), which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

                           (ii) the engaging by the Executive in illegal conduct
constituting a felony, or

                           (iii) gross misconduct which is materially and
demonstrably injurious to New McDonald, or

                           (iv) any material breach of Section 7 hereof,
provided that to the extent any such breach is curable, Capital Partners Group shall give the Executive notice thereof and a reasonable opportunity to cure, or

                           (v) conduct that results in the permanent loss of the
Executive's professional license to conduct business or in the Executive being disqualified or barred by banking or security law



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regulators from serving in the capacity contemplated by this Agreement for six months or more.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company or Capital Partners Group. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of KeyCorp or a senior officer of KeyCorp or based upon the advice of counsel for the Company or KeyCorp shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or Capital Partners Group. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) through (v) above, and specifying the particulars thereof in detail.

                  (c) GOOD REASON. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material breach by the Company of an obligation of the Company under this Agreement after the Executive has given the Company notice of the breach and a reasonable opportunity to cure such breach. A breach described in this clause to include, without limitation, (A) a detrimental alteration or failure to comply with the terms of the Executive's employment as they relate to the Executive's position, reporting, responsibilities and duties, or the compensation and benefit arrangements and opportunities applicable to the Executive, each as described in Section 2 hereof, (B) any failure of the Company to abide by the compensation arrangements described in Section 2(b) hereof or Annex E of the Merger Agreement, (C) the relocation of the Executive's principal place of employment to any location more than 20 miles from the Executive's principal place of employment on the Commencement Date, (D) the failure of the Company to obtain an agreement reasonably satisfactory to the Executive from any successor to assume and agree to perform this Agreement, as contemplated in
Section 9 hereof or, if the business for which the Executive's services are principally performed is sold or transferred, the failure of the Company to obtain such an agreement from the purchaser or transferee of such business, (E) any termination of the Executive's employment which is not effected pursuant to the terms of this Agreement.



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                  (d) NOTICE OF TERMINATION. Any termination by the Company for
Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b)) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specifies the termination date (which date, in the case of a termination for Good Reason, shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  (e) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date that is one day after the last day of the cure period, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, or the Executive resigns without Good Reason, the Date of Termination shall be the date on which the Company or the Executive notifies the Executive or the Company, respectively, of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

                  4. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

                           (i) the Company shall pay to the Executive in a lump
sum in cash within 30 days after the Date of Termination the aggregate of the amounts set forth in clauses A and B below:

                  A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the average of the Annual Bonuses paid or payable to the Executive in the three calendar years prior to the Date of Termination, including any bonus or portion thereof which has been earned but deferred (and annualized for any calendar year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months) (such amount being referred to as the "Average Annual Bonus") and (y) a fraction, the



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         numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365, and (3) any unpaid Annual Bonus for a prior year and any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                  B. the amount equal to the product of (1) the number of years (including fractions thereof) remaining from the Date of Termination until the end of the Employment Period (the "Continuation Period") and
         (2) the sum of (x) the Executive's Annual Base Salary and (y) the Average Annual Bonus;

                           (ii) any unpaid cash portion of the Aggregate
Retention Amount shall become fully vested and immediately payable;

                           (iii) the Retention Options shall become fully vested
and immediately exercisable;

                           (iv) to the extent not theretofore paid or provided,
the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

                           (v) for the duration of the Continuation Period, the
Executive and the Executive's dependents shall continue to be eligible to participate in the medical, dental, health and group-term life benefit plans and arrangements applicable to the Executive immediately prior to the Date of Termination on the same terms and conditions as in effect for the Executive and the Executive's dependents immediately prior to the Date of Termination.

                  (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations, the timely payment or provision of Other Benefits and the payments referred to in Section 4(a)(ii). Accrued Obligations and the payments referred to in Section 4(a)(ii) shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In addition, the Retention Options shall become fully vested and immediately exercisable. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Executive's death, which shall be no less


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favorable than those in effect immediately prior to the Commencement Date.

                  (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, the timely payment or provision of Other Benefits and the payments referred to in Section 4(a)(ii). Accrued Obligations and the payments referred to in Section 4(a)(ii) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, the Retention Options shall become fully vested and immediately exercisable. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect on the Disability Effective Date, which shall be no less favorable than those in effect immediately prior to the Commencement Date.

                  (d) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated for Cause or the Executive terminates employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) Accrued Obligations less the amount determined under Section 4(a)(i)A(2) hereof, and (y) Other Benefits, in each case to the extent theretofore unpaid.

                  5. NON-EXCLUSIVITY OF RIGHTS. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

                  6. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest brought in good faith (regardless of the outcome thereof) by the Company, the Executive or others


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of the validity or enforceability of, or liability under, any provision of this
Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                  7. CONFIDENTIAL INFORMATION/NONCOMPETITION/NONSOLICITATION.
(a) The Executive shall hold in a fiduciary capacity for the benefit of KeyCorp all secret or confidential information, knowledge or data relating to KeyCorp or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by KeyCorp or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with Capital Partners Group, the Executive shall not, without the prior written consent of KeyCorp or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than KeyCorp and those designated by it or to an attorney retained by the Executive.

                  (b) While employed by Capital Partners Group or any of its affiliates and for two years after the Executive's termination of employment by the Company for Cause or by the Executive without Good Reason (but in no event for more than two years following the expiration of the Employment Period), the Executive will not, without the written consent of KeyCorp, directly or indirectly, be connected as an officer, employee, partner, director or otherwise with any business which engages within a 50-mile radius of any area in which Capital Partners Group conducted business during the 12-month period immediately preceding the Executive's Date of Termination, in any business that competes, at the time such engagement is commenced, with any business actively conducted by Capital Parnters Group in such area and that is of the type of business activity in which the Executive was directly engaged on behalf of Capital Partners Group during the 12-month period immediately preceding the Date of Termination or any other business with respect to which the Executive has confidential information. Ownership, for personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

                  (c) While employed by KeyCorp or any of its affiliates and for two years after the earlier of the Date of Termination and the expiration of the Employment Period, the



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Executive will not, directly or indirectly, on behalf of the Executive or any other person, solicit for employment by other than KeyCorp any person employed by KeyCorp or its affiliates.

                  (d) While employed by the Company or any of its affiliates and for two years after the earlier of (i) the Executive's termination of employment by the Company for Cause or by the Executive without Good Reason and (ii) the expiration of the Employment Period, the Executive will not, directly or indirectly, on behalf of the Executive or any other person, solicit any customer or client who was a customer or client of Capital Partners Group during the 12-month period immediately preceding the Date of Termination, for the purpose of providing such customer or client with services that are directly competitive with the services provided by Capital Partners Group, provided that under no circumstances may the Executive solicit any customer or client for the purpose of providing services relating to business that was under discussion prior to the Date of Termination.

                  (e) In the event of a breach or threatened breach of this
Section 7, the Executive agrees that the Company and KeyCorp shall be entitled to injunctive relief in a court of competent jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.

                  (f) The provisions of Section 7(b), (c) and (d) shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of the Executive's employment hereunder.

                  8. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and


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penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up
Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                  (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of (i) the later of the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) give the Company any information reasonably
requested by the Company relating to such claim,

                           (ii) take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in
order effectively to contest such claim, and

                           (iv) permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  9. SUCCESSORS. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company and KeyCorp will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or KeyCorp, or any business of the Company or KeyCorp for which the Executive's services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or KeyCorp would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" and "KeyCorp" shall mean the Company and KeyCorp as hereinbefore defined and any successors to their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  10. GENERAL PROVISIONS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:            Robert T. Clutterbuck
                  --------------------            10 Kensington Oval
                                                  Rocky River, Ohio 441161

                  If to the Company:              New McDonald
                  ------------------              800 Superior Avenue
                                                  Cleveland, Ohio 44114
                                                  Att: Chief Executive Officer

                  Copy to:                        KeyCorp
                  --------                        127 Public Square
                                                  Cleveland, Ohio  44114
                                                  Att: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The parties agree to treat all amounts paid to the Executive hereunder as compensation for services. Accordingly, the Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) On and after the Commencement Date, this Agreement shall supersede any other agreement, written or oral, pertaining to the subject matter of this Agreement. This Agreement shall immediately terminate and be of no force and effect if the Executive dies prior to the Commencement Date.

                  (f) This Agreement may be executed in counterparts, which together shall constitute one and the same original.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from their respective Boards of Directors, the Company and KeyCorp have caused these presents to be executed in their names on their behalf, all as of the day and year first above written.


                              /s/ Robert T. Clutterbuck
                              -------------------------------------------
                              ROBERT T. CLUTTERBUCK



                              McDONALD & COMPANY
                               SECURITIES, INC.


                              /s/ William B. Summers, Jr.
                              -------------------------------------------
                              By:    William B. Summers, Jr.
                              Title: Chairman and Chief Executive Officer



                              KEYCORP



                              /s/ Thomas C. Stevens
                              -------------------------------------------
                              By:    Thomas C. Stevens
                              Title: Senior Executive Vice President